FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this "First Amendment") is made and entered into as of this 4th day of May, 2007, by and between 300 W. FAYETTE STREET, LLC (hereinafter, the "Landlord") and BASI MARYLAND, INC. (hereinafter, the "Tenant").

RECITAL

A. Landlord and Tenant entered into a Lease Agreement fully executed on the 7th day of December 2004, which is scheduled to terminate on January 4, 2008 (the "Lease").

B. The parties wish to reduce the size of the Premises by returning the seventh (7th floor to Landlord, and by providing permission to Landlord to relet floors 4, 5 and 6 of the Premises.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereto covenant and agree as follows:

1. Effective on the day after the lease between Landlord and Bioanalytical Systems Inc. for space in 300-306 West Fayette Street, Baltimore, Maryland 21201, is fully executed (the "Effective Date"), the seventh (7th floor), consisting of an agreed upon amount of seven thousand two hundred thirty-one (7,231) rentable square feet shall be removed from the Premises. The seventh (7th) floor shall be returned to Landlord in the condition described in Section 6 of the Lease. As of the Effective Date, the total monthly rental shall be reduced by Four Thousand Eight Hundred Twenty Dollars and Sixty-seven Cents ($4,820.67) to the new total monthly rental of Sixty-two Thousand Five Hundred Twelve Dollars and Sixty-six Cents ($62,512.66) and Tenant's Proportionate Share shall be adjusted in accordance with the Lease.

2. In order to accommodate Tenant's desire to reduce the size of its Premises, Tenant agrees to vacate any or all of its Premises located on floors 4, 5 and 6 of the Building upon thirty (30) days notice from Landlord, and to leave the designated space in the condition described in Section 6 of the Lease. Tenant understands and agrees that Landlord will be marketing such space as available for lease. If the Landlord is able to lease such designated space to a third party, as of the date Landlord receives rent for such space, such designated space shall be removed from the Premises, and there shall be a reduction in the total monthly Base Rent, and Tenant's Proportionate Share, reflecting the new, reduced size of the Premises.

3. General:

(a) In all other respects, the Lease shall remain in full force and effect.

(b) This First Amendment shall be binding upon the parties hereto and their respective successors, and assigns.

(c) This First Amendment shall be interpreted and construed in accordance with the laws of the State of Maryland.

WITNESS the hands and seals of the parties hereto as of the day and year first above written.

WITNESS:	LANDLORD: 300 W. FAYETTE STREET, LLC, a Delaware limited liability company
By: KFD Fayette Street, LLC, a Delaware limited liability company, its Managing Member By: The Kevin F. Donohoe Company, Inc. a Pennsylvania corporation, its Managing Member
/s/ Jayne Caggiano	By: /s/ Henry B. Glover, Jr. Henry B. Glover, Jr. Vice President

WITNESS	TENANT:

BASI MARYLAND, INC.

/s/ L. Colby	By: /s/ Edward Chait Name: Edward M. Chait Title: Executive Vice President